Exhibit 10.8

Adopted February 15, 2006

(plan subject to stockholder approval in the case of awards to executive officers)

XERIUM TECHNOLOGIES, INC.

2006 CASH INCENTIVE BONUS PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE AND STOCKHOLDER APPROVAL

The Company has adopted the Plan to motivate eligible employees of the Company and its Affiliates and thereby promote the interests of the Company through the grant of cash-based bonus opportunities. The adoption of the Plan by the Committee is, as it relates to Awards to executive officers of the Company, is conditioned upon the approval of the Plan by the stockholders of the Company.

3.	ADMINISTRATION

The Committee has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of an Exempt Award, the Committee will exercise its discretion consistent with qualifying the Award for the performance-based compensation exception under Section 162(m). Determinations of the Committee made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

The maximum amount payable to any Participant under Awards granted to the Participant in any calendar year under the Plan will be $ 3,500,000.

5.	ELIGIBILITY AND PARTICIPATION

The Committee will select Participants from among those key employees of the Company or its Affiliates who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company and its Affiliates.

6.	RULES APPLICABLE TO AWARDS

(a) Award Provisions. The Committee shall determine the terms of all Awards, subject to the limitations provided herein.

(b) Term of Plan. The Plan shall continue in effect until terminated or suspended pursuant to Section 7. Notwithstanding the foregoing, Exempt Awards shall be available to be made under the Plan only to the extent consistent with the requirements of Section 162(m), including (to the extent they apply) the frequency-of-disclosure rules of Treas. Regs. §1.162-27(e)(4)(vi).

(c) Continued Employment. Except as otherwise determined by the Committee, payment, if any, with respect to an Award shall be conditioned upon the Participant’s continued Employment through the last day of the performance period applicable to the Award.

(d) Transferability. Awards are nontransferable and any attempt to pledge, hypothecate, gift, sell or otherwise transfer or dispose of an Award shall be null and void. Notwithstanding the foregoing, the Committee may provide for payment under an Award (in whole or in part) to the estate of a deceased Participant who dies prior to payment of the Award.

(e) Taxes. Payments, if any, under an Award shall be reduced by applicable tax and other required withholdings, as determined by the Committee.

(f) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or to be selected as a Participant or granted an Award. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant. To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company. Nothing in the Plan will be construed to confer upon any Participant the right to remain a Participant on the same terms or conditions, or at all, for any subsequent fiscal year.

(g) Exempt Awards. In the case of any Exempt Award, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for the performance-based compensation exception under Section 162(m). For each Exempt Award, the Committee will pre-establish, in writing, one or more Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates or at such earlier time as is required to qualify the Award as performance-based under Section 162(m). No payment shall be made under an Exempt Award unless and until the Committee shall have certified in writing (in accordance with the certification rules under Section 162(m)) that the applicable Performance Criteria have been attained at a level (the “earned payment”) which, under the conditions established at the beginning of the performance period pursuant to the immediately preceding sentence, support such payment. To the extent the performance criteria applicable to an Exempt Award have been satisfied (as certified by the Committee pursuant to the immediately preceding sentence), the Committee may nevertheless reserve the right to pay an amount less than, but in no event may pay an amount more than, the earned payment. Each certification or other determination by the Committee with respect to an Exempt Award will be final and conclusive. No Exempt Award may be granted after the expiration of the period described in Treas. Regs. §1.162-27(e)(4)(vi) unless the disclosure and approval requirements set forth therein are satisfied.

(h) Awards Other Than Exempt Awards. In the case of an Award other than an Exempt Award, the Committee may condition the Award on such indicia of individual or business performance as it may determine, which may include (but need not be limited to)

Performance Criteria. The Committee shall have complete discretion, subject only to the terms of the Award, to determine whether and to what extent payment may be made under any such Award and, without limiting the generality of the foregoing, may exercise discretion that would not be permitted if the Award were an Exempt Award.

(i) Section 409A. Unless payment, if any, is deferred under a separate program or arrangement of the Company or an Affiliate, Awards under the Plan are intended to be exempt from the rules of Section 409A as “short-term deferrals” and shall be construed accordingly. Without limiting the generality of the foregoing, payment, if any, under an Award, unless deferred under a separate program or arrangement of the Company or an Affiliate shall be made not later than by March 15 of the calendar year following the calendar year in which all substantial risks of forfeiture relating to the performance and service conditions applicable to the Award have lapsed.

(j) Jurisdiction. The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the laws of the State of Delaware, applied without giving effect to any choice or conflict of law provision thereof.

7.	AMENDMENT AND TERMINATION

The Committee may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Committee may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Committee expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Committee.

8.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to grant a person bonuses or other compensation in addition to Awards under the Plan.

9.	WAIVER OF JURY TRIAL

By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Affiliate”: A corporation or other trade or business that stands in a relationship to the Company that would result in the Company and such corporation or other trade or business being treated as one employer under Section 414(b) or Section 414(c) of the Code.

“Award”: A cash incentive opportunity awarded under the Plan.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Committee”: The Compensation Committee of the Board of Directors of the Company or such other committee designated and authorized by the Board to administer the Plan; provided, that the Committee shall consist of at least two individuals who qualify as “outside directors” of the Company under Section 162(m); and further provided, that with respect to Awards other than Exempt Awards the Committee may delegate some or all of its authority to members of the Committee or to officers of the Company, as it deems appropriate, and in the case of all Awards may delegate ministerial and routine administrative responsibilities to such persons as it deems appropriate, in which case references to “Committee” in the Plan shall be deemed to include the person or persons to whom such authority or responsibilities have been delegated, to the extent of such delegation.

“Company”: Xerium Technologies, Inc., a corporation established under the laws of the State of Delaware.

“Covered Employee”: An employee of the Company or its Affiliates who is a “covered employee” within the meaning of Section 162(m) of the Code.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Committee expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services as a director or consultant to, the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“Exempt Award”: An Award which, at the time of grant, is intended to qualify for the performance-based compensation exception under Section 162(m), as evidenced by the actions of the Committee in granting or documenting such Award.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for payment under an Award. In the case of Exempt Awards, a Performance Criterion must be an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis, including, without limitation, EBITDA or adjusted EBITDA as determined for purposes of any credit agreement or other agreement to which the Company is a party; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; net cash from operations plus or minus such expenditures, expenses, cash proceeds from dispositions (whether or not of operating assets) and other objectively determinable adjustments, if any, as the Committee may determine; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or re-financings. A Performance Criterion and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Committee may provide in the case of an Exempt Award that any or any combination, or all, of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The Xerium Technologies, Inc. 2006 Cash Incentive Bonus Plan.

“Section 162(m)”: Section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

“Section 409A”: Section 409A of the Code and the Treasury Regulations promulgated thereunder.